UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VULCAN MATERIALS COMPANY
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 18, 2012

PLEASE SIGN & RETURN THE ENCLOSED WHITE PROXY CARD TODAY

Dear Fellow Vulcan Shareholders,

Vulcan Material’s Annual Meeting of Shareholders, scheduled for June 1, is fast approaching and it is not too late to make your shares count.  Your Board has nominated four independent and highly qualified candidates for reelection — Phillip W. Farmer, H. Allen Franklin, Richard T. O’Brien and Donald B. Rice.  With their executive experience and in-depth industry knowledge, these candidates are important contributors to our success.  Please use the enclosed WHITE PROXY CARD to vote FOR Vulcan’s director nominees today.

As you may be aware, on May 4, 2012, the Delaware Court of Chancery determined that Martin Marietta Materials, Inc. had breached two confidentiality agreements with Vulcan, and on May 14, 2012 the Court of Chancery entered a Final Order and Judgment implementing the decision.  In its decision, the Court ruled that Martin Marietta could not pursue its proxy contest against Vulcan, make an exchange or tender offer, or otherwise take steps to acquire control of Vulcan shares or assets for a period of four months and also enjoined Martin Marietta from further violations of the two confidentiality agreements for a period of four months.  While Martin Marietta has appealed the ruling, as a result of the decision and the order implementing it, Martin Marietta has formally withdrawn its director nominees for Vulcan’s annual meeting, and has terminated its exchange offer and proxy contest.

Therefore, you should be aware that any “BLUE” proxy cards and “BLUE” voting instruction forms that were previously circulated by Martin Marietta will not be effective and will not be voted by Martin Marietta at the Vulcan 2012 annual meeting.  We urge you to return the WHITE proxy card today if you wish to have your shares voted by proxy at the 2012 Annual Meeting.  You can also vote by Internet or telephone as directed on the enclosed WHITE proxy card and instruction form.

VULCAN HAS SUPERIOR AGGREGATES OPERATIONS, POISED TO

OUTPERFORM IN THE CURRENT RECOVERY

Vulcan is well positioned for the market recovery, with superior aggregates operations and substantial operating leverage, as demonstrated by our recent financial performance.  In the first quarter of 2012, Vulcan converted approximately 94% of its incremental sales to adjusted EBITDA, having grown sales by $44 million and adjusted EBITDA by $41 million.  In the past two quarters, Vulcan delivered sales growth of $73 million, which drove adjusted EBITDA growth of $73 million, demonstrating Vulcan’s strong operating leverage, with 100% of sales being converted to incremental cash flow.i

Wall Street analysts have recognized Vulcan’s superior positioning for a market recovery and have increased their consensus estimate of Vulcan’s 2012 EBITDA by 15 percent since December 12, 2011, when Martin Marietta launched its offer, and increased Vulcan’s share price target by 37 percent over the same period.ii  In addition, analysts currently estimate that Vulcan’s EBITDA will more than triple from 2011 levels to mid-cycle.iii

OUR RESTRUCTURING INITIATIVE AND PROFIT ENHANCEMENT PLAN

ARE EXPECTED TO SIGNIFICANTLY ENHANCE SHAREHOLDER VALUE

Vulcan is making steady progress on the Profit Enhancement Plan we announced in February that is expected to improve EBITDA at current volumes by an additional $100 million annually over and above the $55 million in run-rate savings achieved in 2011 through its Restructuring Initiative.  We are also progressing with our Planned Asset Sales initiative that is expected to generate net proceeds of approximately $500 million.

We expect these initiatives will create significant value for Vulcan shareholders.  They are designed to enable us to generate higher levels of earnings and cash flow, further improve our operating leverage, reduce overhead costs and strengthen our credit profile and balance sheet — all of which should enable Vulcan to restore a meaningful dividend as rapidly as possible.

Here is what a few analysts have had to say about Vulcan’s recent performance, initiatives and outlookiv:

“In our opinion, [Vulcan] can benefit from substantially better EBITDA performance during the next three years even in the absence of significant volume growth.  Based on our analysis of cost reduction initiatives, we believe that the shares are materially undervalued.”

-RBC Capital, 5/10/12

“[Vulcan’s] 1Q results again provided strong encouragement on the early results of its restructuring programs…On the back of similarly impressive gains in 4Q, these results provide additional confidence in VMC’s ability to achieve its cycle-over-cycle incremental profitability target (equivalent to $155mm of additional EBITDA) through its [Profit Enhancement Plan] program….”

— Susquehanna, 4/26/12

“We were encouraged by both the volume and margin improvement in Q1’12.  Moreover, this marks the second consecutive quarter of [Vulcan] showing appreciable YOY margin improvement in the company’s core Aggregate division.”

— TRG, 4/27/12

VOTE THE WHITE CARD FOR VULCAN’S DIRECTORS

Vulcan’s Board remains committed to serving the best interests of all shareholders.  We strongly urge you to VOTE “FOR” Vulcan Directors PHILLIP W. FARMER, H. ALLEN FRANKLIN, RICHARD T. O’BRIEN and DONALD B. RICE.  All four are highly experienced, highly qualified and 100 percent committed to serving your best interests and maximizing your investment in Vulcan.

Whether or not you plan to attend the Annual Meeting, we ask you to support Vulcan’s directors by promptly voting the WHITE proxy card.  We urge you to vote by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelop provided. You can also vote by Internet or telephone as directed on the enclosed WHITE proxy card and instruction form.

If you need assistance, or have questions, please contact MacKenzie Partners, Inc., Vulcan’s proxy solicitor, toll-free at 1-800-322-2885 or 212-929-5500 (call collect).

Again, any “BLUE” proxy cards and “BLUE” voting instruction forms that were previously circulated by Martin Marietta will not be effective and will not be voted by Martin Marietta at the Vulcan 2012 annual meeting, and we urge you to discard these materials.  If you have already voted a blue card, or voted via the website or telephone number provided by Martin Marietta, we urge you to vote the WHITE proxy card today to make sure your voice is heard.

On behalf of the Board of Directors, we thank you for your continued support of Vulcan Materials.

Sincerely,

Donald M. James	H. Allen Franklin
Chairman and CEO	Presiding Director

ADDITIONAL INFORMATION ABOUT POTENTIAL PARTICIPANTS

Vulcan has filed a definitive proxy statement and a WHITE proxy card with the SEC with respect to the 2012 Annual Meeting of Shareholders.  The definitive proxy statement and WHITE proxy card has been mailed to shareholders of Vulcan. Vulcan, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Vulcan shareholders in connection with the matters to be considered at the annual meeting. INVESTORS AND SECURITY HOLDERS OF VULCAN ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Vulcan through the website maintained by the SEC at http://www.sec.gov.

Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with Vulcan’s 2012 Annual Meeting.  Information regarding the direct and indirect beneficial ownership of Vulcan’s directors and executive officers in Vulcan’s securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2012, filed on May 2, 2012.  Relevant information concerning such participants and their potential interests is also contained in the Solicitation/Recommendation on Schedule 14D-9.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Vulcan with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge under the “Investor Relations” tab of our corporate website at www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,”

“can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan’s intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to intended asset sales; future events relating to Martin Marietta’s unsolicited offer to acquire Vulcan; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the lack of a multi-year federal highway funding bill with an automatic funding mechanism; the reluctance of state departments of transportation to undertake federal highway projects without a reliable method of federal funding; the impact of a prolonged economic recession on Vulcan’s industry, business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan’s products; incurred and potential costs associated with Martin Marietta’s  unsolicited takeover attempt and proxy contest; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan’s below investment grade debt rating on Vulcan’s cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the potential of goodwill impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law. Vulcan notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995.  Vulcan is not waiving any other defenses that may be available under applicable law.

Vulcan Reconciliation Table

Reconciliation of Non-GAAP Financial Measures

Amounts in millions of dollars

Generally Accepted Accounting Principles (GAAP) does not define “cash gross profit” and “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).” Thus, they should not be considered as an alternative to any earnings measure defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analysis, and for shareholders who need to understand the metrics we use to assess performance.  The investment community often uses these metrics as indicators of a company’s ability to incur and service debt.  We use cash gross profit, EBITDA and other such measures to assess the operating performance of our various business units and the consolidated company.  We do not use these metrics as a measure to allocate resources or as liquidity measures.  Reconciliations of these metrics to their nearest GAAP measures are presented below:

Cash gross profit

Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit.

EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.

	12 months endings 3/31/12	6 months endings 3/31/12	Q1/2012	2011	Q4/2011	12 months endings 3/31/11	6 months endings 3/31/11	Q1/2011	2010	Q4/2010	Q1 2010	2009	2008	2007	2006	2005	2004	2003
Net earnings (loss)	(68.2)	(79.9)	(52.1)	(70.8)	(27.8)	(112.5)	(101.6)	(54.7)	(96.5)	(46.9)	(38.7)	30.3	0.9	450.9	470.2	389.0	288.7	195.0
Provision (benefit) for income taxes	(79.4)	(69.0)	(38.4)	(78.4)	(30.6)	(92.9)	(65.7)	(37.4)	(89.7)	(28.3)	(34.2)	(37.8)	71.7	204.4	223.3	136.6	114.9	97.6
Interest expense, net	227.3	105.7	52.3	217.2	53.4	179.7	88.5	42.3	180.7	46.2	43.3	173.0	169.7	41.6	20.1	20.5	34.6	49.6
Discontinued operations, net of tax	0.4	(3.1)	(5.0)	(4.5)	1.9	(10.2)	(9.0)	(9.9)	(6.0)	0.9	(5.7)	(11.7)	2.4	12.2	10.0	(44.9)	(26.2)	23.7
Cumulative effect of accounting change	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	18.8
EBIT	80.1	(46.3)	(43.2)	63.5	(3.1)	(36.0)	(87.9)	(59.8)	(11.5)	(28.1)	(35.4)	153.8	244.7	709.1	723.6	501.2	412.0	384.7

Plus: Depr., depl., accretion and amort.	356.3	173.2	85.2	361.7	88.0	378.5	183.5	90.6	382.1	92.9	94.2	394.6	389.1	271.5	226.4	222.4	211.3	216.1

EBITDA	436.4	126.9	42.0	425.2	84.9	342.5	95.6	30.8	370.6	64.8	58.8	548.4	633.8	980.6	950.0	723.6	623.3	600.8
Goodwill Impairment	—	—	—	—	—	—	—	—	—	—	—	—	252.7	—	—	—	—	—
Legal settlement	(20.9)	—	—	(46.4)	—	14.5	(25.5)	(25.5)	40.0	—	—
Restructuring and exchange offer expenses	25.3	22.3	10.1	15.2	12.2	—	—	—
Sale of non-strat. Asset	(45.7)	(6.0)	(6.0)	(39.7)	—	—	—	—	—	—		—	—	—	—	—	—	—
Adjusted EBITDA	395.1	143.2	46.1	354.3	97.1	357.0	70.1	5.3	410.6	64.8	58.8	548.4	886.5	980.6	950.0	723.6	623.3	600.8
Florida Rock EBITDA	—	—	—	—	—		—	—	—	—	—	—	—	221.1	394.1	322.2	237.0	188.0
Pro Forma EBITDA	395.1	143.2	46.1	354.3	97.1	357.0	70.1	5.3	410.6	64.8	58.8	548.4	886.5	1,201.7	1,344.1	1,045.8	860.3	788.8

*Pro forma to include pre-acquisition Florida Rock cash gross profit.

	12 months endings 3/31/12	6 months endings 3/31/12	Q1/2012	2011	Q4/2011	12 months endings 3/31/11	6 months endings 3/31/11	Q1/2011	2010	Q4/2010	Q1 2010	2009	2008	2007*	2006*	2005	2004	2003

Aggregates Segment Cash Gross Profit
Aggregates Segment Gross Profit	329.5	113.2	34.0	306.2	79.2	315.5	68.4	10.7	320.2	57.7	15.4	393.3	657.6
Agg. Depr., depl., accretion and amort.	272.6	131.2	64.9	277.8	66.3	289.9	140.5	70.1	293.0	70.4	73.2	312.2	310.8
Aggregates Segment Cash Gross Profit	602.1	244.4	98.9	584.0	145.5	605.4	208.9	80.8	613.2	128.1	88.6	705.5	968.4	1,238.2	1,199.0
Aggregate Tons	145.8	64.0	29.5	143.0	34.5	146.9	60.4	26.7	147.6	33.7	27.4	150.9	204.3
Aggregates Segment Cash Gross Profit Per Ton	4.13	3.82	3.35	4.08	4.22	4.12	3.46	3.03	4.14	3.80	3.23	4.68	4.74
Cash Gross Profit, All Other Segments	61.6	21.8	6.8	56.3	15.0	60.2	15.6	1.5	63.7	14.1	5.0	130.2	167.7	359.3	444.7

Total Cash Gross Profit
Gross Profit	313.0	96.4	22.0	283.9	74.4	292.7	43.6	(7.1)	300.7	50.7	0.9	446.0	749.7
Plus: Seg. D,D & A	285.9	105.0	18.9	356.4	86.1	372.9	180.9	89.4	376.2	91.5	92.7	389.7	386.4
Plus: Corporate D,D & A	5.4	3.1	1.3	5.3	1.8	5.6	2.6	1.2	5.9	1.4	1.5	4.9	2.7
Cash Gross Profit	604.3	204.5	42.2	645.6	162.3	671.2	227.1	83.5	682.8	143.6	95.1	840.6	1,138.8	1,599.9	1,645.7

Selling, Admin. & General
Selling, Admin. & General, as reported	277.4	136.6	64.9	290.0	71.7	318.5	157.6	77.5	327.5	80.1	86.5	321.6	342.6	289.6
FRK pro forma	—	—	—		—	—			—	—	—			84.5
Total	426.6	136.6	64.9	290.0	71.7	318.5	157.6	77.5	327.5	80.1	86.5	321.6	342.6	374.1
Real estate contribution	—	—	—			(9.2)	—	—	(9.2)			(5.6)
R&D (MLM excl. R&D)	(0.7)	(0.1)	—	(1.1)	(0.1)	(2.4)	(0.8)	(0.4)	(1.6)	(0.4)	0.4	(1.5)	(1.5)	(1.6)
Adjusted Selling, Admin. & General	425.9	136.5	64.9	288.9	71.6	306.9	156.8	77.1	316.7	70.5	86.9	314.5	341.1	372.5

i  Reconciliation table attached above.

ii  Based on IBES estimates as of May 11, 2012.

iii  Timing and extent of any economic recovery remains uncertain, and realization of upsides discussed herein is not guaranteed. 2011 EBITDA excludes unusual items – see reconciliation above. Mid-cycle estimates based on the median of latest available mid-cycle analyst estimates from analysts who provide mid-cycle estimates for both Vulcan and Martin Marietta. Mid-cycle estimates from the following analysts were used for Vulcan: D.A. Davidson: $1,263mm, KeyBanc: $1,098mm, Jefferies: $1,188mm, RBC: $1,000mm.

iv  Permission to use quotations neither sought nor obtained.

If you have any questions, require assistance with voting your WHITE  proxy card,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

vulcan@mackenziepartners.com

TOLL-FREE (800) 322-2885